Exhibit 99.1

Destination XL Group, Inc. Names James Reath Chief Marketing Officer

CANTON, MA (September 20, 2022) -- Destination XL Group, Inc. (NASDAQ: DXLG), the leading omni-channel specialty retailer of men’s Big + Tall clothing and shoes, announced today that James Reath will join its team as Chief Marketing Officer on September 26, 2022. Mr. Reath brings over 20 years of marketing leadership experience with a particular focus on omni-retail, digital marketing, brand building and consumer insights. Prior to joining DXL, Mr. Reath served as SVP, Marketing, Bed Bath & Beyond, and SVP, Marketing, Macy’s, Inc. Prior to that, Mr. Reath was EVP, Head of Retail at BBDO (New York), a partner at McKinney, Chief Marketing Officer at Young & Rubicam and he previously held Senior Agency Leadership roles focusing on retail clients. At DXL he will be responsible for the marketing organization, including the overall marketing strategy, brand, consumer, creative, media, CRM and digital commerce. Mr. Reath has a Management Certificate from Northwestern University’s Kellogg School of Management, a BA from Western University of London, Ontario, Canada and he serves on the Board of Directors of the American Red Cross.

“We are extremely pleased that Jim has joined DXL Big + Tall, as our new Chief Marketing Officer,” said Harvey Kanter, President and CEO. “Jim’s appointment underscores our ongoing transformation and commitment to building out the organization’s continued focus on customer engagement through data-driven personalization, loyalty and digital marketing,” continued Mr. Kanter.

“I’m excited to make DXL known to a greater number of big and tall men and engage our customers in personalized ways as we look to grow the business across all channels, and firmly establish DXL Big + Tall as the one-stop-solution for men’s big and tall apparel and footwear,” said Mr. Reath.

Mr. Reath will replace Ujjwal Dhoot, the Company’s current Chief Marketing Officer, who has informed the Company that he will be leaving the Company effective October 11, 2022.

Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

Mr. Reath will join the Company on September 26, 2022 and, in connection with his employment, he will receive a $200,000 sign-on award of restricted stock units (“RSUs”), to be granted on October 7, 2022. The number of shares will be determined by dividing $200,000 by the Company’s closing stock price on the previous trading day. The RSUs will vest ratably in equal annual installments over three years, beginning on the first anniversary of the date of grant. The RSUs will be granted outside of the Company’s stockholder-approved stock compensation plan. The RSUs were approved by the compensation committee of the board of directors, which is comprised solely of independent directors, as a material inducement to Mr. Reath’s entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

Executive search firm Kirk Palmer Associates assisted with this search.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores in the United States, and a digital commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Investor Contact:
Investor.relations@dxlg.com
603-933-0541